UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2012

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503

(Address of principal executive office) (Zip Code)

(859) 389-6500

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01               Other Events.

Joseph R. Miller, Vice President, Secretary and General Counsel of Rhino GP LLC, the general partner of Rhino Resource Partners LP (the “Partnership”), has tendered his resignation of employment with the general partner of the Partnership upon the completion of his current employment agreement.  Mr. Miller tendered his resignation to pursue other opportunities outside of the coal industry and this decision was not the result of any disagreement with the Partnership.  Mr. Miller’s final day of employment is scheduled for July 13, 2012.

The Partnership also announced today that Whitney R. Calvert has agreed to join the Partnership to assume the position of Vice President and General Counsel of the general partner. Prior to joining the Partnership and since April 2012, Ms. Calvert served as a partner with the law firm of Dinsmore & Shohl, LLP in their Lexington, KY office.  Ms. Calvert concentrated her practice on mergers and acquisitions and general corporate law with an emphasis on mineral and energy law. From March 2009 to April 2012, Ms. Calvert was a member in the Lexington, KY office of McBrayer, McGinnis, Leslie & Kirkland, PLLC, where she concentrated on mergers and acquisitions and general corporate law with an emphasis on mineral and energy law.  From August 1999 to March 2009, Ms. Calvert was employed by the law firm of Frost Brown Todd LLC where she held various positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner
Dated: July 10, 2012
	By:	/s/ David G. Zatezalo
Name: David G. Zatezalo Title: President, Chief Executive Officer and Director